Exhibit 8.1

LUSE GORMAN, PC

Attorneys at Law

5335 WISCONSIN AVENUE, N.W., SUITE 780

Washington, D.C. 20015

TELEPHONE (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

August 30, 2016

Board of Directors

Investors Bancorp, Inc.

101 JFK Parkway

Short Hills, New Jersey 07078

Board of Directors

The Bank of Princeton

183 Bayard Lane

Princeton, New Jersey 08540

Re:	U.S. Federal Tax Consequences of the Merger of The Bank of Princeton with and into Investors Bank

To the Members of the Boards of Directors:

You have requested our opinion as to the United States Federal income tax consequences of the following proposed transaction pursuant to the Agreement and Plan of Merger by and between Investors Bancorp, Inc., a Delaware corporation (“ISBC”), Investors Bank, a New Jersey chartered savings bank and The Bank of Princeton, a New Jersey chartered bank (“BOP”), dated as of May 3, 2016 (the “Merger Agreement”). Section 9.1.6 of the Merger Agreement provides that a condition to closing of the Merger (as defined below) is the receipt by ISBC and BOP of an opinion by Luse Gorman, PC that the Merger will be treated for Federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), which shall be provided as of the effective date of ISBC’s Registration Statement on Form S-4 filed with the SEC and the Closing Date of the Merger. The terms used but not defined herein, whether capitalized or not, will have the same meaning as their definitions in the Merger Agreement.

Pursuant to the Merger Agreement, BOP will merge with and into Investors Bank, with Investors Bank as the resulting or surviving corporation in accordance with Federal law and the laws of the State of New Jersey (the “Merger”). Following the Merger, the separate existence of BOP will cease and all assets, liabilities, rights, franchises and interests of BOP will be vested in and assumed by Investors Bank, as the Surviving Bank. As of the effective time of the Merger (the “Effective Time”), the following will occur:

(a)

All shares of BOP common stock held in the treasury of BOP and each share of BOP Common Stock owned by ISBC or any direct or indirect wholly-owned subsidiary of ISBC or of BOP immediately prior to the Effective Time will, at the

August 30, 2016

Effective Time, be cancelled and no payment or distribution will be made in consideration therefor.

(b)	The aggregate number of outstanding shares of BOP common stock held by each holder immediately prior to the Effective Time (except for shares of BOP Financial common stock canceled pursuant to paragraph (a) above) will be converted into the right to receive from ISBC at the election of the holder thereof either: (i) 2.633 shares of ISBC common stock per share of BOP common stock (the “Stock Consideration”); (ii) $30.75 in cash per share of BOP common stock (the “Cash Consideration”); or (iii) a combination of both cash and common stock. The foregoing election alternatives are subject to the overall allocation requirements and pro ration processes to ensure that in the aggregate 60% of the outstanding shares of BOP common stock will be converted into Stock Consideration and the remaining outstanding shares of BOP common stock will be converted into Cash Consideration. No fractional shares of ISBC common stock shall be issued as a result of the Merger. In lieu of fractional shares, each holder of BOP common stock who would otherwise be entitled to a fraction of a share of ISBC common stock upon the surrender of BOP common stock shall be paid a cash payment equal to such fraction multiplied by $30.75.

This opinion does not address the state and local tax consequences of the transactions contemplated by the Merger Agreement. Nor does this opinion address foreign laws or other areas of United States Federal taxation other than Federal income tax.

For purposes of this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below, including the Registration Statement on Form S-4 (as amended through the date hereof, if applicable, the “Registration Statement,” which reference shall include the proxy statement of BOP and the prospectus of ISBC). In our examination, we have assumed the genuineness of all signatures where due execution and delivery are requirements to the effectiveness thereof, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied, with the consents of ISBC, Investors Bank and BOP, upon certain written representations of each of the parties hereto (which representations we have neither investigated nor verified). For purposes of rendering this opinion, we have assumed that all relevant statements in the Merger Agreement, Registration Statement and written representations of the parties, including those made “to the best knowledge of” or similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the relevant covenants contained in the Merger Agreement. Our opinion may not be relied upon and may be invalid if any assumption described above is untrue for any reason.

August 30, 2016

In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant. We have also assumed that the transactions contemplated by the Merger Agreement will be consummated strictly in accordance with the Merger Agreement.

OPINION

Based solely upon the above-referenced representations, information and assumptions, and taking into consideration the limitations set forth herein and in the Registration Statement under the heading “Material United States Federal Income Tax Consequences of the Merger,” we are of the opinion that, under current law, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and that the U.S. Federal income tax consequences of the Merger to holders of BOP common stock will be as described in the Registration Statement under the heading “Material United States Federal Income Tax Consequences of the Merger.”

****

No assurances are or can be given that the Internal Revenue Service or the courts will agree with the foregoing conclusions, in whole or in part, although it is our opinion that they should. While this opinion represents our considered judgment as to the proper Federal income tax treatment to the parties concerned based upon the law as it exists as of the date of this letter, and the facts as they were presented to us, it is not binding on the Internal Revenue Service or the courts. In the event of any change to the applicable law or relevant facts, we would, of necessity, need to reconsider our views. However, we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable laws, regulations or interpretations thereof, or the impact of any such changes on this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name under the headings “Material United States Federal Income Tax Consequences of the Merger” and “Legal Opinions” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Luse Gorman, PC
LUSE GORMAN, PC